Exhibit 99.1



                     RCG COMMENTS ON SECOND QUARTER RESULTS

CHARLOTTE, NC--February 25, 2005--RCG Companies Incorporated (AMEX: RCG), a diversified travel and leisure company, announced today that it has filed its Form 10-Q with the Securities and Exchange Commission. The Form 10-Q reflects the Company's operating results for the second quarter ended December 31, 2004. Commenting on the filing, newly named RCG Chairman William Goldstein said, "Although we are not at all satisfied with the operating results, it is important to realize that these results are a function of the old RCG operating format as a predominantly offline tour operator that is primarily dependent on travel agents for distribution. Since the merger with 1-800-CHEAPSEATS, we are transforming RCG into a more efficient model of online/offline distribution with cross-selling opportunities that we expect will provide benefits to both the SunTrips(R) tour business and 1800cheapseats.com. The details of this transformation will be fully discussed during our conference call on Monday." As the Company stated in a press release on February 18, 2005, a conference call is scheduled for February 28, 2005. A question and answer session will follow the call. The conference call time is 4.30 p.m. Eastern Standard Time. The call-in number is (888) 099-3629. A live Internet broadcast may be accessed at www.rcgcompanies.com. A copy of the currently filed Form 10-Q is available at the Securities and Exchange Commission's Web site at www.sec.gov.

COMPANY CONTACT:

Bryan Crutchfield
RCG Companies Incorporated
(917) 443-9336
crutch@1800cheapseats.com

     Statements in this news release about anticipated or expected future revenue, growth or expressions of future goals or objectives, including statements regarding whether current plans to grow and strengthen the Company's business will be implemented or accomplished, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements in this release are based upon information available to the Company as of the date of this release. Any forward-looking statements involve risks and uncertainties, including the risk that the Company will be unable to grow or strengthen its business due to a lack of capital, to fully or effectively integrate all business units or an inability to identify acquisition candidates, and that the Company may not realize anticipated cost savings or revenue growth opportunities associated with the recent acquisition of 1-800-CHEAPSEATS or the pending acquisition of One Travel, if it closes the OneTravel transaction. RCG must raise additional capital to close the acquisition of OneTravel. If RCG is unable to close the OneTravel acquisition, the Company may forfeit its deposit. The Company is also subject to those risks and uncertainties described in the Company's filings with the Securities and Exchange Commission, including the Company's historical losses and negative cash flow, its need for additional capital, and that future financing, if available, will dilute the Company's current common stockholders. Additionally, forward-looking statements concerning the performance of the travel and leisure industry are based on current market conditions and risks that may change as the result of certain regulatory, political or economic events, a shift in consumer travel preferences, as well as those risks and uncertainties described in the Company's Securities and Exchange Commission filings, which could cause actual events or results to differ materially from the events or results described in the forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned not to place undue reliance on these forward-looking statements.